Exhibit 10.11

RAYONIER INC.

EXCESS BENEFIT PLAN

As Amended and Restated as of December 31, 2007

INTRODUCTION

This Excess Benefit Plan has been authorized by the Board of Directors of Rayonier Inc. to be applicable effective on and after March 1, 1994 to pay supplemental benefits to employees who have qualified or may qualify for benefits under the Retirement Plan for Salaried Employees of Rayonier Inc.

All benefits payable under this Plan, which is intended to constitute both an unfunded excess benefit plan under Sections 3(36) and 4(b)(5) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and an unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA, shall be paid out of the general assets of the Company. The Company may establish and fund a trust in order to aid it in providing benefits due under the Plan. The Plan is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended.

RAYONIER INC.

EXCESS BENEFIT PLAN

RAYONIER INC.

EXCESS BENEFIT PLAN

ARTICLE I

DEFINITIONS

1.01	Definitions. The following terms when capitalized herein shall have the meanings assigned below.

1.02	Associated Company shall mean any Associated Company, as defined in the Retirement Plan, not participating in the Plan.

1.03	Board of Directors shall mean the Board of Directors of Rayonier Inc.

1.04	Change in Control shall have the same meaning as a “change in control event” under the provisions of Treasury Regulation §1.409A-3(i)(5)(i)).

1.05

Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and Code Section 409A Rules shall mean Section 409A of the Code and the final regulations and other IRS guidance promulgated thereunder, as in effect from time to time.

1.06	Committee shall mean the Plan Administration Committee.

1.07

Company shall mean Rayonier Inc. or any successor by merger, purchase or otherwise, with respect to its employees and those of its subsidiaries and affiliated companies which are designated as Participating Units, as that term is defined in the Retirement Plan.

1.08	Compensation shall mean a Participant’s Compensation, as that term is defined in the Retirement Plan.

1.09	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.10	Excess Benefit Portion shall mean the portion of the Plan which is intended to constitute an unfunded excess benefit plan under Sections 3(36) and 4(b)(5) of Title I of ERISA.

1.11	ITT Retirement Plan shall mean the ITT Industries Salaried Retirement Plan as in effect on December 19, 1995 or any successor thereto.

1.12	Participant shall mean a Member of the Retirement Plan who is participating in the Plan pursuant to Section 2.01 hereof.

1.13	Plan shall mean the Rayonier Inc. Excess Benefit Plan, as set forth herein or as amended from time to time.

1.14	Plan Year shall mean the calendar year.

1.15	Retirement Plan shall mean the Retirement Plan for Salaried Employees of Rayonier Inc., as amended from time to time.

1.16

Select Management Portion shall mean the portion of the Plan which is intended to constitute an unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA.

1.17

Separation Delay Period shall mean the six month period following the date of a Participant’s Separation from Service (or such other applicable period as may be provided for by Section 409A(a)(2)(B)(i) of the Code as in effect at the time), or earlier upon the death of the Participant, such that any payment delayed during the Separation Delay Period is to be paid on the first business day of the seventh month following the Separation from Service or, if earlier, such Participant’s death.

1.18	Separation from Service and Short-Term Deferral and Specified Employee shall have the respective meanings assigned such terms under the Code Section 409A Rules.

1.19

Timely Election means a written election to receive payments at a different time and/or in a different form than specified in Section 2.04, which election has been authorized by the Committee, which may withhold authorization in its sole discretion, and which election is made pursuant to a form preapproved by the Committee, and is properly made in a timely manner as required by the provisions of Section 409A of the Code with respect to such elections.

ARTICLE II

PARTICIPATION; AMOUNT AND PAYMENT OF BENEFITS

2.01

Participation. Each Member of the Retirement Plan whose annual benefit at the time of payment exceeds the limitations imposed by Code Section 415(b) or 415(e) (as in effect prior to January 1, 2000) shall participate in the Excess Benefit Portion of the Plan. Each Member of the Retirement Plan whose annual benefit at the time of payment is limited by reason of the Code Section 401(a)(17) limitation on Compensation or is reduced as a result of deferrals of Compensation under the Rayonier Inc. Excess Savings and Deferred Compensation Plan shall participate in the Select Management Portion of the Plan. A Participant’s participation in the Plan shall terminate upon the Participant’s death or other termination of employment with the Company unless a benefit is payable under the Plan with respect to the Participant or his beneficiary under the provisions of this Article II.

2.02

Amount of Benefits. The benefits under this Article II with respect to a Participant shall be a monthly payment for the life of the Participant equal to the excess, if any, of (a) the monthly retirement income which would have been payable to the Participant over his lifetime under Section 4.01, 4.02, 4.03, 4.04, 4.05, 8.06(c), or 8.06(d) of the Retirement Plan, whichever is applicable, prior to the application of the offset determined pursuant to Section 4.01(b)(i)(4) or Section 4.09 of the Retirement Plan beginning at the Participant’s Annuity Starting Date, as defined in Section 1.02 of the Retirement Plan, determined without regard to the provisions contained in Section 4.08 of the Retirement Plan relating to the maximum limitation on pensions (the Excess Benefit Portion), without regard to the limitation on Compensation set forth in Code Section 401(a)(17) and contained in Section 1.11 of the Retirement Plan, and without regard to deferrals of Compensation under the Rayonier Inc. Excess Savings and Deferred Compensation Plan (the Select Management Portion), over (b) the sum of the following amounts:

(i)	the amount actually payable to the Participant under the Retirement Plan;

(ii)

the amount of the benefit payable to the Participant under the ITT Retirement Plan or any other defined benefit plan maintained by ITT Industries, Inc. as constituted on January 1, 2000 (or any successor thereto), the Company or any Associated Company with respect to any service which is recognized as Benefit Service for purposes of the computation of benefits under the Retirement Plan; and

(iii)

the amount of the benefit payable to the Participant under any nonqualified defined benefit plan maintained by ITT Industries, Inc. as constituted on January 1, 2000 (or any successor thereto), the Company or any Associated Company with respect to any service which is recognized as Benefit Service for purposes of the computation of benefits under the Retirement Plan.

For purposes of this Section 2.02, if any benefit described in (b) above is payable in a form other than a single life annuity commencing on the Participant’s Annuity Starting Date, as defined in Section 1.02 of the Retirement Plan, such benefit shall be converted to a single life annuity, commencing on such date, of equivalent actuarial value, and “equivalent actuarial value” shall be computed on the basis set forth in Section 1.16 of the Retirement Plan.

2.03	Vesting

(a)

A Participant shall be vested in, and have a nonforfeitable right to, the benefit payable under this Article II to the same extent as the Participant is vested in his Accrued Benefit under Section 4.05 of the Retirement Plan.

(b)	Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control, all Participants shall become fully vested in the benefits provided under this Plan.

2.04	Payment of Benefits

(a)

Following a Participant’s retirement or other termination of employment with the Company, other than by reason of death, the Participant shall receive the benefit payable under Section 2.02 above to the extent vested pursuant to Section 2.03 above, as an annuity over the life of the Participant calculated in the same manner as under the Retirement Plan, unless an approved Timely Election has been accepted, in which case the form and timing of payment shall be made pursuant to such Timely Election. If the participant is not eligible to commence payments under the Retirement Plan, the benefit will be calculated based on the equivalent actuarial value as defined under the

Retirement Plan. If the form of payment is other than an annuity over the life of the Participant, such benefit shall be adjusted as provided in Section 4.06 of the Retirement Plan to reflect such different payment form.

(b)

In the event a Participant dies while in active service with the Company, the Participant’s beneficiary for purposes of Section 4.07 of the Retirement Plan, if any, shall receive a monthly payment for the life of the beneficiary commencing at the same time the beneficiary receives a benefit under Section 4.07 of the Retirement Plan. The amount of benefit payable to such beneficiary shall be equal to the excess, if any, of (i) the monthly income which would have been payable to such beneficiary under Section 4.07 of the Retirement Plan based on the hypothetical retirement benefit as calculated under clause (a) of Section 2.02 hereof over (ii) the sum of the following amounts:

(A)	the amount actually payable to such beneficiary under the Retirement Plan;

(B)

the amount payable to such beneficiary under the ITT Retirement Plan or any other defined benefit plan maintained by ITT Industries, Inc. as constituted on January 1, 2000 (or any successor thereto), the Company or any Associated Company with respect to any service which is recognized as Benefit Service for purposes of the computation of benefits under the Plan; and

(C)

the amount payable to such beneficiary under any nonqualified defined benefit plan maintained by ITT Industries, Inc. as constituted on January 1, 2000 (or any successor thereto), the Company or any Associated Company with respect to any service which is recognized as Benefit Service for purposes of the computation of benefits under the Retirement Plan.

(c)

Notwithstanding the foregoing paragraphs (a) and (b) of this Section 2.04, if the lump sum value of the benefits payable to or on behalf of a Participant under this Article II, determined by using the interest rate assumption used by the Pension Benefit Guaranty Corporation for valuing benefits for single employer plans that terminate in the month in which his applicable retirement date under the Retirement Plan is effective, and the 1984 George B. Buck Unisex Mortality Table. 75 percent male, 25 percent female, is less than $15,000, then such lump sum amount shall be paid to such Participant, or such Participant’s beneficiary, as the case may be, as soon as practicable following the date such benefits would otherwise have commenced, in lieu of any other form of benefit. If the Participant has not attained age 55 at the time the lump sum is payable, the lump sum shall be the value of the benefit that would have been payable to the Participant at age 55 if the Participant had received a single life annuity. If the Participant has attained age 55 at the time the lump sum is payable, the lump sum shall be the value of the benefit that would have been payable immediately to the Participant in the form of a single life annuity.

(d)

No distribution under this Section 2.04 that is made on account of a Participant’s Separation from Service shall be made earlier than the end of the Separation Delay Period if the distribution is on account of such Separation from Service and at that date the Participant is a Specified Employee; provided that, such delay in payment shall not apply to any portion of a distribution that is excepted from such delay under the Code Section 409A Rules as a Short-Term Deferral.

2.05	Change of Beneficiary. In the event a benefit commences to be paid under this Article II to the Participant in a form other than an annuity for the life of the Participant only following the

Participant’s retirement or other termination of employment with the Company, other than by reason of death, the Participant may, at any time, upon written notice to the Committee, change the beneficiary under this Plan to anyone, including his estate. In the event of a change of beneficiary hereunder, no consent of the beneficiary previously designated will be required. However, payments under this Plan to any beneficiary named by the Participant shall be payable in the same amount and for the same duration as the benefits that would have been payable to the person named as beneficiary by the Participant when his benefits under the Plan commenced to be paid.

2.06

Restoration to Service. If permitted by the Code Section 409A Rules as in effect at the time, at the Company’s election if a Participant who retired or otherwise terminated employment with the Company is restored to service, any payment of a benefit hereunder (a) shall cease and (b) upon his subsequent retirement or termination, his benefits hereunder shall be recomputed in accordance with the provisions of this Article II and reduced by the equivalent actuarial value (as determined in accordance with the restoration of service provisions in Section 4.11(c) of the Retirement Plan), of the benefit payments previously paid under the Plan, if any; provided that, the timing of the payments at that time shall be made in accordance with Section 2.04 with respect to the then Separation from Service so as to comply with the Code Section 409A Rules.

ARTICLE III

GENERAL PROVISIONS

3.01	Funding

(a)

All amounts payable in accordance with this Plan shall constitute a general unsecured obligation of the Company. Such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Company, to the extent not paid from the assets of any trust established pursuant to paragraph (b) below.

(b)

The Company may, for administrative reasons, establish a grantor trust for the benefit of Participants in the Plan. The assets placed in said trust shall be held separate and apart from other Company funds, and shall be used exclusively for the purposes set forth in the Plan and the applicable trust agreement, subject to the following conditions:

(i)	the creation of said trust shall not cause the Plan to be other than “unfunded” for purposes of Title I of ERISA;

(ii)	the Company shall be treated as “grantor” of said trust for purposes of Section 677 of the Code; and

(iii)

the agreement of said trust shall provide that its assets may be used upon the insolvency or bankruptcy of the Company to satisfy claims of the Company’s general creditors, and that the rights of such general creditors are enforceable by them under federal and state law.

3.02

Duration of Benefits. Benefits shall accrue under the Plan on behalf of a Participant only for so long as the provisions of Section 415 or 401(a)(17) of the Code limit the retirement benefits that are payable under the Retirement Plan or deferrals of Compensation under the Rayonier Inc. Excess Savings and Deferred Compensation Plan reduce such retirement benefits.

ARTICLE IV

ADMINISTRATION

4.01

Discontinuance, Amendment, and Termination. The Compensation and Management Development Committee of the Board of Directors reserves the right to modify, amend, in whole or in part, discontinue benefit accrual under, or terminate the Plan at any time. However, no modification or amendment shall be made to Section 4.02, and no modification, discontinuance, amendment or termination shall adversely affect the right of any Participant to receive the benefits accrued as of the date of such modification, discontinuance, amendment, or termination.

4.02

Vesting Upon Termination or Discontinuance. If the Company terminates the Plan, or discontinues benefit accruals thereunder, each Participant shall be fully vested in his accrued benefit; for purposes of the foregoing, “accrued benefit” shall mean the value of a Participant’s benefit under the Plan, as of the date of termination or discontinuance, based upon the Participant’s Compensation and Credited Service (as that term is defined in the Retirement Plan) accrued as of such date. Benefits under the Plan shall be paid in the manner and at the times indicated in Article II, unless the Compensation and Management Development Committee of the Board of Directors shall determine otherwise, in accordance with Code Section 409A Rules. The Plan will be deemed to be terminated when all the liabilities of the Plan have been discharged.

4.03

Special Provisions Upon Change in Control. Notwithstanding any provision of this Plan to the contrary, upon the occurrence of a Change in Control the benefit that would become payable to or on behalf of a Participant under Article II as if the Participant terminated employment with the Company on the date of the Change in Control shall become payable. All benefits previously payable and the benefits that become payable under this Section 4.03 shall be paid in a lump sum determined in accordance with Section 2.04(c), but subject to delay as provided in Section 2.04(d). If the Participant has already commenced receipt of benefits at the time the lump sum becomes payable, the lump sum shall be the remaining unpaid value of the benefit in the form of payment elected by the Participant.

4.04

Administration and Interpretation. Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. Any interpretation of the Plan by the Committee or any administrative act by the Committee shall be final and binding on all Participants and beneficiaries. All rules relating to the quorum of the Committee and to the conduct of its business shall also apply to the Committee in administering this Plan.

4.05

Appointment of Subcommittees. The members of the Committee may appoint from their number such committees with such powers as they shall determine, may authorize one or more of their number or any agent to execute or deliver any instrument or instruments in their behalf, and may employ such counsel, agents and other services as they may require in carrying out their duties. Subject to the limitations of the Plan, the Committee shall, from time to time, establish rules and regulations for the administration of the Plan and the transaction of its business and shall maintain or cause to be maintained all records which it shall deem necessary for purposes of the Plan.

4.06

No Contract of Employment. The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

4.07

Facility of Payment. In the event that the Committee shall find that a Participant is unable to care for his affairs because of illness or accident, the Committee may direct that any benefit payment due him, unless claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Company and the Plan therefor.

4.08	Withholding Taxes. The Company shall have the right to deduct from each payment to be made under the Plan and any trust any required withholding taxes.

4.09

Nonalienation. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of a Participant.

4.10

Forfeiture for Cause. In the event that a Participant shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Participant in his relationship with the Company, all benefits that would otherwise be payable to him or to a beneficiary under the Plan shall be forfeited.

4.11

Claims Procedure. The Committee shall provide adequate notice in writing to any Participant, former Participant or beneficiary whose claim for a benefit under this Plan has been denied, setting forth the specific reasons for such denial. Pursuant to the Claims Procedure, initially as provided in Annex I hereto and made a part hereof, the Committee shall afford a reasonable opportunity to any such Participant, former Participant or beneficiary for a full and fair review by the Committee of a decision denying the claim. The Committee’s decision on any such review shall be final and binding on the Participant, former Participant or beneficiary and all other interested persons.

4.12	Construction

(a)	The Plan shall be construed, regulated and administered under the laws of the State of Florida, to the extent not preempted by ERISA or other federal law.

(b)	When used herein, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural, where appropriate.

Adopted, as amended, effective the 31st day of December, 2007.

RAYONIER INC.

Attest:	By:
W. Edwin Frazier
Title:	Title:	Senior Vice President, Administration

ANNEX I

TO RAYONIER INC.

EXCESS BENEFIT PLAN

Claims Procedure

(a) Initial Review and Decision. Any claim for benefits under, or other relief with respect to, this Plan shall be submitted in writing to the Committee’s delegee or in such manner or to such person or other entity as the Committee may from time to time provide. If any claim is wholly or partially denied, the claimant shall be given notice in writing within a reasonable period of time after receipt of the claim by the Plan (not to exceed 90 days after receipt of the claim or, if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant prior to the end of the initial 90-day period and an additional 90 days will be granted to consider the claim). The notice of denial shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) A statement that any appeal the claimant wishes to make of the denial must be in writing to the Committee within sixty (60) days after receipt of the notice of the denial of benefits. The notice must further advise the claimant of his or her right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(b) Review and Decision on Appeal. Any appeal of a claim for benefits under the Plan shall be submitted to the Committee. Any such appeal shall be submitted in writing or in such other manner as the Committee may from time to time provide. If a claimant should appeal, he or she, or his or her duly authorized representative, may submit to the Committee written comments, documents, records and other information relating to the claim. The claimant, or his or her duly authorized representative, may review all documents, records and other information relevant to the claimant’s claim.

The Committee shall reexamine all facts to the appeal taking into account all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination, and make a final determination as to whether the denial is justified under the circumstances.

With respect to the Committee’s review of the appeal, the following shall apply:

If the Committee holds regularly scheduled meetings at least quarterly, the Committee shall consider a claimant’s written request for review at its next regularly scheduled meeting following receipt of the claimant’s request, provided, however, that, if the claimant’s request is received less than 30 days before the Committee’s next regularly scheduled meeting, such request shall be considered at the second regularly scheduled Committee meeting following receipt of the claimant’s written request for review. If the Committee determines that an extension of time for processing is required, written notice of extension shall be furnished to the claimant prior to the termination of the initial period. In no event shall the Committee render a decision respecting a denial for a claim later than the third regularly scheduled Committee meeting following receipt of the claimant’s written request for review.

If the Committee does not have a meeting scheduled within 90 days of receipt of a claimant’s written request for review, the Committee shall advise the claimant of its decision within 60 days of receipt of the claimant’s request, unless special circumstances would make rendering a decision within such 60 days unfeasible. If the Committee determines that an extension of time for processing is required, written notice of extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall the Committee render a decision respecting a denial for a claim for benefits later than 120 days after its receipt of a request for review.

If the appeal is denied, the Committee’s written notification to the claimant shall set forth:

(1) The specific reason for the adverse determination;

(2) Specific reference to pertinent Plan provisions on which the Committee based its adverse determination;

(3) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies, of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(4) A statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA.

A decision of the Committee shall be binding on all persons affected thereby.